EXHIBIT NO. 23(a)(2)(f)

                                 SIXTH AMENDMENT
                                     TO THE
                              DECLARATION OF TRUST
                                       OF
                             NEW CENTURY PORTFOLIOS

     This Sixth Amendment to the Declaration of Trust (the "Declaration") of New Century Portfolios (formerly known as "Weston Portfolios," and hereinafter referred to as the "Trust") is made effective the 1st day of March, 2006 by the Board of Trustees of the Trust (the "Trustees"), as evidenced by the signature of at least a majority of the parties hereto, each a Trustee of the Trust.

                                   WITNESSETH

     WHEREAS, the Declaration was made on February 1, 1990 and the Trustees of the Trust now desire to amend the Declaration;

     WHEREAS, Article XII, Section 12.6 of the Declaration provides that the Trust may be amended by the Trustees at any time except for those provisions which cannot be amended without Beneficial Shareholders' approval; and

     WHEREAS, the Trustees desire to amend the Declaration to re-designate the series of shares of beneficial interest formerly known as the "New Century Aggressive Portfolio" as shares of beneficial interest in the "New Century Opportunistic Portfolio."

     NOW, THEREFORE, the Trustees hereby declare that Article V, Section 5.2, Paragraph 1 be amended to read as follows:

     5.2 ESTABLISHMENT AND DESIGNATION OF SERIES. Without limiting the authority of the Trustees set forth in Section 5.1 to establish and designate any further series of shares, the five series of shares of the Trust that have been established and designated by the Trustees are as follows:

          "New  Century Alternative Strategies Portfolio";
          "New Century Opportunistic Portfolio";
          "New Century International Portfolio";
          "New Century Capital Portfolio"; and
          "New Century Balanced Portfolio."

     The establishment and designation of any series in addition to those established and designated herein shall be effective upon the execution by a majority of the then Trustees of an instrument setting forth such establishment and designation and the relative rights and preferences of the Shares of such series, or as otherwise provided in such instrument. Absent the designation of different rights and preferences for a series, all series shall have the same rights and preferences set forth in this Declaration. Each instrument referred to in this paragraph shall have the status of an amendment to this Declaration.

     This Sixth Amendment to the Declaration may be executed in one or more counterparts and, when this amendment or such counterparts shall have been signed by at least a majority of the Trustees of the Trust, shall constitute an amendment to the Trust's Declaration by the Board of Trustees of the Trust.

     The Board of Trustees hereby instructs the Secretary of the Trust to file this Sixth Amendment to the Declaration or such counterparts with the records of the Trust.

     IN WITNESS WHEREOF, the undersigned has executed this Amendment this 1st day of March, 2006.

NEW CENTURY PORTFOLIOS



/s/ DOUGLAS A. BIGGAR                        /s/ STANLEY H. COOPER
------------------------------------         -----------------------------------
By:      Douglas A. Biggar                   By:      Stanley H. Cooper
Title:   Trustee                             Title:   Trustee



/s/ MICHAEL A. DIORIO                        /s/ ROGER EASTMAN
------------------------------------         -----------------------------------
By:      Michael A. Diorio                   By:      Roger Eastman
Title:   Trustee                             Title:   Trustee




                                        2